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Exhibit 5.29

March 2, 2016

CONSENT OF EXPERT

United States Securities and Exchange Commission

Ladies and Gentlemen:

I, Edward Kenny, Professional Engineer, hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of New Gold Inc. of the information reviewed and approved by me that is of a scientific or technical nature contained in the prospectus, regarding water and tailings management facilities at the Rainy River project set out under the heading "Rainy River Project Update — Water and Tailings Management Facilities" and all other references to such information included or incorporated by reference in the registration statement on Form F-10 of New Gold Inc.

Yours truly,

/s/ EDWARD KENNY Edward Kenny Professional Engineer New Gold Inc.

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  Exhibit 5.29
CONSENT OF EXPERT